Exhibit 10

Elliott mails materials to NXP retail shareholders

Discloses increased economic interest in NXP, now at 7.2%

Materials can be viewed at dedicated website:
www.FairValueForNXP.com

NEW YORK (February 1, 2018) – Elliott Advisors (UK) Limited (“Elliott”), which advises funds which now collectively hold an increased economic interest in NXP Semiconductors N.V. (NASDAQ: NXPI) (“NXP”) of approximately 7.2%, today mailed materials to NXP retail shareholders in the United States, which can be viewed at www.FairValueForNXP.com.

Elliott’s increasing economic interest in NXP, which has current market value of approximately $2.9 billion, underscores the firm’s significant level of conviction in the value opportunity present at NXP today, as well as its alignment of interest with its fellow NXP shareholders.

About Elliott

Founded in 1977, Elliott Management Corporation is one of the oldest private investment firms of its kind under continuous management. The firm’s investors include pension funds, private endowments, charitable foundations, family offices, and employees of the firm. Elliott Advisors (UK) Limited is an affiliate of Elliott Management Corporation.

Our approach to NXP is consistent with our approach to many of our current and previous investments. We have invested a significant amount of time and resources into understanding NXP, including hiring numerous advisors and consultants with whom we have worked together to receive input from over 50 industry participants. We believe strongly in the value conclusions that we have drawn as a result of this effort.

Media Contacts

Sarah Rajani CFA
Elliott Advisors (UK) Limited
+44 (0) 20 3009 1475
srajani@elliottadvisors.co.uk

Stephen Spruiell
Elliott Management Corporation
+1 (212) 478 2017
sspruiell@elliottmgmt.com

And

Information Agent: Pat McHugh
Okapi Partners LLC
+1 (212) 297 0720
info@okapipartners.com